Exhibit 99.1

Press Release of the Registrant dated May 1, 2014

Pope Resources Reports First Quarter Income Of $12.2 Million

POULSBO, Wash., May 1, 2014 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $12.2 million, or $2.75 per diluted ownership unit, on revenue of $37.8 million for the quarter ended March 31, 2014. This compares to net income attributable to unitholders of $3.5 million, or $0.76 per diluted ownership unit, on revenue of $16.7 million for the comparable period in 2013.

Cash provided by operations for the quarter ended March 31, 2014 was $20.2 million, compared to $4.5 million for the first quarter of 2013.

"We jumped out to a fast start in 2014 with more than $15 million of first quarter land sales and 30% of our planned annual harvest volume sold into strong domestic and export log markets," said David L. Nunes, President and CEO. "Our performance in the first quarter of 2014 was propelled by past investments in both our Real Estate and Timberland Management & Consulting segments. Residential land sales following years of entitlement and infrastructure work in our Gig Harbor project were the main driver behind our Real Estate results. Our three private equity timber funds, in which we have co-invested $32 million of Partnership capital over the past seven years, are generating increased harvest revenues and fee income for our Timberland Management & Consulting segment. Investments in both of these segments are expected to continue to perform well as the U.S. housing market recovers."

First quarter highlights

  Harvest volume was 30 million board feet (MMBF) in Q1 2014 compared to 26 MMBF in Q1 2013, a 13% increase.
  Average realized log price per thousand board feet (MBF) was $701 in Q1 2014 compared to $610 per MBF in Q1 2013, a 15% increase.
  As a percentage of total harvest, volume sold to export markets in Q1 2014 increased to 42% from 26% in Q1 2013, while the mix of volume sold to domestic markets decreased to 43% in Q1 2014 from 58% in Q1 2013.
  The percentage of total harvest comprised of higher-value Douglas-fir sawlogs dropped to 61% in Q1 2014 from 69% in Q1 2013, with a corresponding increase in the whitewood component to 22% in Q1 2014 from 13% in Q1 2013. This shift in species mix is consistent with the higher weighting of total harvest volume coming from Fund properties in the first quarter, which increased to 53% in 2014 from 35% in 2013.
  The following significant Real Estate land sales occurred during Q1 2014, while there were no such sales in Q1 2013:
    107 single-family residential lots to three separate builders in our Gig Harbor project representing total revenue of $10.7 million, and
    535-acre conservation land sale for $4.6 million

First quarter operating results

Fee Timber:
Fee Timber operating income for the first quarter of 2014 was $9.2 million compared to $6.3 million for the first quarter of 2013. This 46% increase in segment operating income was due primarily to the 13% increase in harvest volume and 15% increase in log prices cited above, offset in part by 9% higher harvesting and hauling costs. As has been the case for us in many previous years, in 2014 we have intentionally front-loaded our planned annual harvest volume into the first quarter to take advantage of strong markets and our abundance of low-elevation timberlands that allow for winter logging.

Timberland Management & Consulting (TM&C):
Our TM&C segment generates revenue through the management of three private equity timber funds that collectively own 91,000 acres and represent $302 million in assets under management. These funds are consolidated into the Partnership's financial statements due to the Partnership's role as general partner or managing member of the funds. This results in the elimination of all management fees earned by the Partnership, with a corresponding decrease in operating expenses in the Fee Timber segment. Following this consolidation for external reporting purposes, we eliminated $875,000 and $673,000 of timber fund management fees, effectively all of TM&C's revenue, for the quarters ended March 31, 2014 and March 31, 2013, respectively. Operating losses generated by the TM&C segment for the quarters ended March 31, 2014 and 2013 totaled $610,000 and $512,000, respectively, after eliminating revenue earned from managing the funds. The increase in loss after revenue eliminations represents an increase in costs to manage fund properties and search for new timberland to acquire in our third fund, which has $108 million of committed capital remaining to invest.

Real Estate:
Our Real Estate segment posted operating income of $7.0 million for the first quarter of 2014 compared to an operating loss of $851,000 for 2013's first quarter. This significant earnings swing was attributable to three closings totaling 107 single-family residential lots in our Gig Harbor project, plus a $4.6 million conservation sale in Q1 2014. There were no closings during the corresponding period in Q1 2013.

General & Administrative (G&A):
G&A expenses for Q1 2014 were $1.3 million compared to $1.2 million for Q1 2012. The increase in G&A expenses between Q1 2013 and Q1 2014 was due primarily to higher incentive compensation expense that is tied to a strong unit price.

Outlook

We expect our harvest volume for the year to be between 95 and 100 MMBF, depending on log market conditions for the balance of the year. Log prices thus far in 2014 compare quite favorably to those realized in recent years, but we expect the log price environment to be softer in the second quarter based on export market conditions observed in April. If export log market conditions soften or the domestic housing recovery slows down, this could translate to weaker results over the balance of the year.

In addition, we anticipate that a number of land sales currently in the pipeline to close over the remainder of 2014 will further enhance what is shaping up to be a healthy performance year.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group own or manage 204,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management's expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. However, readers should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include our ability to accurately estimate the cost of ongoing and changing environmental remediation obligations; our ability to consummate various real estate transactions on the terms management expects; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors."

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	(all amounts in $000's, except per unit amounts)

	Three months ended March 31,
	2014	2013

Revenue	$37,779	$16,718
Costs and expenses:
Cost of sales	(18,924)	(8,864)
Operating expenses	(4,607)	(4,096)
Operating income	$14,248	$3,758
Interest expense, net	(574)	(355)
Income before income taxes	13,674	3,403
Income tax benefit (expense)	(157)	14
Net income	13,517	3,417
Net (income) loss attributable to noncontrolling interests	(1,276)	67
Net income attributable to Pope Resources' unitholders	$12,241	$3,484

Basic and diluted weighted average units outstanding	4,386	4,366

Basic and diluted earnings per unit	$2.75	$0.76

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	March 31, 2014				December 31, 2013

Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$20,022	$1,005	$-	$21,027	$6,960
Land held for sale	4,432	-	-	4,432	10,258
Other current assets	3,659	1,879	(708)	4,830	3,161
Total current assets	28,113	2,884	(708)	30,289	20,379
Timber and roads, net	30,067	178,649	-	208,716	211,946
Timberlands	14,333	30,587	-	44,920	44,947
Buildings and equipment, net	6,130	19	-	6,149	6,204
Land held for development	27,565	-	-	27,565	27,040
Investment in ORM Timber Funds	24,465	-	(24,465)	-	-
Other assets	334	121	-	455	392
Total	$131,007	$212,260	($25,173)	$318,094	$310,908
Liabilities and equity:
Current liabilities	4,331	$2,570	($708)	$6,193	$7,170
Current portion of long-term debt	107	-	-	107	109
Current portion of environmental remediation	700	-	-	700	700
Total current liabilities	5,138	2,570	(708)	7,000	7,979
Long-term debt	32,574	42,980	-	75,554	75,581
Environmental remediation	12,530	-	-	12,530	12,541
Other long-term liabilities	168	-	-	168	193
Total liabilities	50,410	45,550	(708)	95,252	96,294
Partners' capital	80,597	166,710	(167,816)	79,491	69,445
Noncontrolling interests	-	-	143,351	143,351	145,169
Total	$131,007	$212,260	($25,173)	$318,094	$310,908

RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended March 31,
	2014	2013

Net income	$13,517	$3,417
Added back:
Depletion	3,437	2,684
Depreciation and amortization	178	170
Equity-based compensation	450	536
Real estate project expenditures	(1,530)	(325)
Deferred taxes	-	(32)
Cost of land sold	6,921	6
Disposal of capital assets	-	57
Change in environmental remediation liability	(11)	(78)
Change in operating accounts	(2,746)	(1,886)
Cash provided by operations	$20,216	$4,549

	SEGMENT INFORMATION
	(all amounts in $000's)

	Three months ended March 31,
	2014	2013

Revenue:
Partnership Fee Timber	$11,144	$11,064
Funds Fee Timber	10,965	5,378
Total Fee Timber	22,109	16,442
Timberland Management & Consulting (TM&C)	-	-
Real Estate	15,670	276
Total	37,779	16,718
Operating income (loss):
Fee Timber	9,221	6,314
TM&C	(610)	(512)
Real Estate	6,959	(851)
General & administrative	(1,322)	(1,193)
Total	$14,248	$3,758

	SELECTED STATISTICS

	Three months ended March 31,
	2014	2013
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	18.0	18.3
Whitewood	6.7	3.6
Cedar	0.7	0.4
Hardwood	1.0	0.6
Pulpwood
All species	3.5	3.6
Total	29.9	26.5

Log sale volumes by destination (million board feet):
Export	12.5	6.9
Domestic	12.9	15.4
Hardwood	1.0	0.6
Pulpwood	3.5	3.6
Total	29.9	26.5

Average price realizations by species (per thousand board feet):
Sawlogs
Douglas-fir	765	670
Whitewood	695	587
Cedar	1,406	1,125
Hardwood	599	519
Pulpwood
All species	269	286
Overall	701	610

Average price realizations by destination (per thousand board feet):
Export	793	672
Domestic	737	662
Hardwood	599	519
Pulpwood	269	286
Overall log sales	701	610

Owned timber acres	110,000	113,000
Acres owned by Funds	91,000	80,000
Depletion per MBF -Partnership Tree Farms	48	55
Depletion per MBF -Fund Tree Farms	174	187
Capital and development expenditures ($000's)	1,911	558

	QUARTER TO QUARTER COMPARISONS
	(Amounts in $000's except per unit data)

	Q1 2014 vs.
	Q1 2013
Net income attributable to Pope Resources' unitholders:
1st Quarter 2014	$12,241
1st Quarter 2013	3,484
Variance	$8,757

Detail of earnings variance:
Fee Timber
Log volumes (A)	$2,077
Log price realizations (B)	2,718
Production costs	(1,775)
Depletion	(753)
Other Fee Timber	640
Timberland Management & Consulting
Other Timberland Mgmt. & Consulting	(98)
Real Estate
Land sales	7,879
Other Real Estate	(69)
General & administrative costs	(129)
Net interest expense	(219)
Taxes	(171)
Noncontrolling interest	(1,343)
Total variance	$8,757

(A)	Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B)	Price variance calculated by extending the change in average realized price by current period volume.

CONTACT: Tom Ringo, VP & CFO, 360.697.6626, Fax 360.697.1156